EXHIBIT 10.38
Agreement for the purchase of the whole of the issued share capital of The Bear Factory Limited
Dated March 3 2006
The Hamleys Group Limited
(Vendor)
Build-A-Bear Workshop UK Holdings Limited
(Purchaser)
The Bear Factory Limited
(Company)
DentonWildeSapte

One Fleet Place	T +44 (0)20 7242 1212
London EC4M 7WS	T +44 (0)20 7246 7777
United Kingdom	info@dentonwildesapte.com
www.dentonwildesapte.com

1

Contents

1	Definitions and interpretation	1

2	Sale and purchase	6

3	Consideration	6

4	Completion Accounts and adjustment payment	6

5	Completion arrangements	8

6	Discharge of indebtedness	9

7	Indemnities	9

8	Warranties	10

9	Tax	11

10	Limitations on Vendor’s Warranty liability	11

11	Employees	15

12	Releases, Indemnities and Acknowledgement	16

13	Restrictions on Vendor’s business activities	17

14	Maintenance and availability of records	17

15	Confidentiality	18

16	Announcements	19

17	Costs and expenses	20

18	Payments	20

19	Assignment	20

20	Remedies and waivers	20

21	Further assurance	21

22	Entire agreement	21

23	Counterparts	21

24	Notices	22

25	Governing law and jurisdiction	22

Share purchase agreement
Dated March 3 2006
Between
(1)	The Hamleys Group Limited (the Vendor) registered in England under no. 2352435 whose registered office is at 188-196 Regent Street London W1R 6BT; and

(2)	Build-A-Bear Workshop UK Holdings Limited (the Purchaser) registered in England under number 5651132 whose registered office is at St Stephens House, Arthur Road, Windsor, Berkshire, SL4 1RU; and

(3)	The Bear Factory Limited (the Company) registered in England under no. 4036762 whose registered office is at 188-196 Regent Street London W1R 6BT.
Recital
The Vendor has agreed to sell the whole of the issued share capital of the Company to the Purchaser on and subject to the provisions of this Agreement.
It is agreed
1	Definitions and interpretation

1.1	Definitions

In this Agreement the following definitions apply.

Accounts means the audited balance sheet and profit and loss account of the Company for the financial period ended on and as at the Accounts Date, including the reports and notes annexed thereto.

Accounts Date means 26 March 2005.

Act means the Companies Acts 1985 to 1989.

Business means the business of the Company as carried on at Completion, being the sale of stuff-your-own animals in an interactive in-store experience which involves the customer being actively engaged in making or dressing an animal.

Company’s Accounting Principles has the meaning given to it in Schedule 5.

Company Charges means the RBS Security Documents which were executed by the Company.

Company Indebtedness means indebtedness (whether or not due for payment) of the Company owing to any member of the Vendor’s Group or to Baugur Group HF or any of Baugur Group HF’s other subsidiaries, but shall not include any items on normal trading account.

Completion means completion of the obligations of the parties required by Clause 5 and Schedule 6.

Completion Accounts means the statement of the net current assets of the Company as at the close of business on the Completion Date, to be prepared in accordance with Clause 4 and Schedule 5.

Completion Date means the date of Completion.

Confidential Information means all information received or obtained by a party as a result of entering into or performing this Agreement and which relates to:
(a)	the negotiations concerning this Agreement;

(b)	the provisions of this Agreement;

(c)	the subject matter of this Agreement; or

(d)	another party.
Confidential Business Information means all information which is not publicly known and which is used in or otherwise relates to the Company’s business, customers or financial or other affairs.

Consideration has the meaning given to it in Clause 3.

Data Room means the data room comprising the documents made available to the Purchaser and its advisors as described in the index attached to the Disclosure Letter, such index being in the agreed form.

Disclosure Letter means the letter, together with the annexures thereto, written by the Vendor to the Purchaser as the disclosure letter for the purposes of this Agreement and accepted by the Purchaser on 3 March 2006.

Draft Accounts has the meaning given to it in Clause 4.2.

Encumbrance means any mortgage, charge, pledge, hypothecation, lien, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or any other security , preferential right, equity or restriction, and any agreement to give or create any of the foregoing.

Employees means those individuals engaged by the Company in the Business as at the Completion Date as listed in the Disclosure Letter.

Employment Regulations means the Transfer of Undertakings (Protection of Employment Regulations 1981).

Franchise Agreements means the several agreements pursuant to which the Company has granted to each of the other parties thereto, not being members of the Vendor’s Group, certain rights to enable such parties to carry on the business of selling Products in specified territories, copies of which are attached to the Disclosure Letter and more particularly set out in Schedule 4.

Guarantees has the meaning given to it in Clause 12.1

ICTA means the Income and Corporation Taxes Act 1988.

Indemnified Warranties means the Warranties set out in paragraphs 2.1, 2.2, 2.3, 2.4, 2.5, 8.1, 9.1, 9.2, 13.1, 13.2, 14.2, 19, 21 and 23 of Schedule 2, each an Indemnified Warranty.

Independent Accountant has the meaning given to it in Clause 4.6.

Intellectual Property Rights means patents, trade marks, service marks, trade names, domain names, registered designs, designs, semiconductor topography rights, database rights of unfair extraction and reutilisation, copyrights and other forms of intellectual or industrial property (in each case in any part of the world, whether or not registered or registrable and if registered or registrable for their full period of registration with all extensions and renewals, and including all applications for registration or otherwise), know-how, inventions, formulae, confidential or secret processes and information, and any other protected rights and assets, and any licences and permissions in connection with the foregoing.

Management Accounts means the unaudited management accounts of the Company for the period of 9 months ended on and as at the Management Accounts Date, copies of which are attached to the Disclosure Letter, but excluding any budget or forecast contained therein.

Management Accounts Date means 24 December 2005.

Net Current Asset Value means the aggregate value of stocks, debtors, cash at bank and in hand, prepayments and accrued income of the Company less the aggregate of all creditors of the Company in each case as at the close of business on the Completion Date, as shown in the Completion Accounts to be agreed or determined in accordance with Clause 4 and Schedule 5.

Parties means the parties to this Agreement and Party means any thereof.

Pre-Sale Dividend means the interim dividend that will be paid by the Company to the Vendor prior to the Completion Date.

Products means a stuff-your-own-animal or the product of other retail business involving an interactive in-store customer experience where the customer is actively engaged in making or dressing the animal.

Property means each property particulars of which are set out in Schedule 3.

Property Documents means the documents listed in Schedule 3.

Purchaser’s Group means the Purchaser, its subsidiaries and subsidiary undertakings, holding company and all other subsidiaries or subsidiary undertakings of its holding company from time to time.

Purchaser’s Solicitors means Bryan Cave of 33 Cannon Street London EC4M 5TE.

Purchaser’s Solicitors’ Client Account means:

Bank: HSBC PLC, Westminster Branch, 22 Victoria Street, London SW1H 0NJ; Bryan Cave A/C No. 2; A/C No: 63065464; Sort Code: 40-02-06.

Purchaser Warranties means the warranties given by the Purchaser pursuant to Clause 8.2.

RBS means The Royal Bank of Scotland plc.

RBS Security Documents means:
(a)	a composite guarantee and debenture dated 13 August 2003 executed by the Company and certain other members of the Vendor’s Group in favour of RBS as security trustee;

(b)	a debenture dated 2 September 2003 supplemental to the composite guarantee and debenture referred to in paragraph (a) above executed by the Company and certain other members of the Vendor’s Group in favour of RBS as security trustee on behalf of itself and others; and

(c)	a supplemental debenture dated 28 November 2003 supplemental to the debenture referred to in paragraph (b) above executed by the Company and certain other members of the Vendor’s Group in favour of RBS as security trustee on behalf of itself and others.
Regent Street Concession Agreement means an agreement in the agreed form to be entered into at Completion between the Vendor, the Company and the Purchaser pursuant to which the Vendor will grant the Company a concession at the Vendor’s Regent Street store on the terms and conditions set out therein.

Restricted Area means anywhere in the world.

Restricted Business means the Business or other retail business involving an interactive in-store customer experience where the customer is actively engaged in making or dressing the animal and the purchase of stuff-your-own-animals.

Restricted Period means the period of four years beginning on the Completion Date.

Shares means the entire issued share capital of the Company.

Subsidiary means Hobbies and Models Limited registered in England under no. 1207167, details of which are set out in Part 2 of Schedule 1.

Tax Authority has the same meaning as in the Tax Deed.

Taxation or Tax has the same meaning as in the Tax Deed.

Tax Deed means the deed in respect of Taxation in the agreed form.

Tax Warranties means the Warranties set out in Part 2 of Schedule 2.

Title Warranties means the Warranties set out in paragraph 23 of Schedule 2.

TMA 1970 means the Taxes Management Act 1970.

Transaction means the arrangements contemplated by this Agreement and ancillary documents.

Transitional Services Agreement means an agreement in the agreed form to be entered into at Completion between the Vendor, the Company and the Purchaser pursuant to which the Vendor will provide certain services to the Company for a specified period following Completion on the terms and conditions set out therein.

Vendor’s Accountants means KPMG LLP of 2 Cornwall Street, Birmingham B3 2DL.

Vendor Charges means the RBS Security Documents which created Encumbrances over the Shares.

Vendor’s Group means the Vendor and its subsidiaries and subsidiary undertakings from time to time and Corporal Limited, but excludes the Company and the Subsidiary, and also (to avoid doubt) excludes Baugur Group hf and any subsidiary or subsidiary undertaking of Baugur Group hf other than the Vendor and its subsidiaries and subsidiary undertakings from time to time (excluding the Company and the Subsidiary).

Vendor Indebtedness means any indebtedness (whether or not due for payment) owing to the Company from any member of the Vendor’s Group or of Baugur Group hf or any of Baugur Group hf’s other subsidiaries, but shall not include any items on normal trading account.

Vendor’s Solicitors means Denton Wilde Sapte of One Fleet Place London EC4M 7WS.

Vendor’s Solicitors’ Client Account means Denton Wilde Sapte Client Account, The Royal Bank of Scotland plc, 1 Fleet Street, London EC4Y 1BD, Sort Code: 15.80.00, Account No: 67072440.

Warranties means the statements set out in Schedule 2.
1.2	Interpretation
In this Agreement, unless otherwise specified:
(a)	the words and expressions defined in sections 736, 736A, 741, 742 and 744 of the Act have the same meanings;

(b)	reference to any statute, bye-law, regulation, rule, delegated legislation or order is to any statute, bye-law, regulation, rule, delegated legislation or order as amended, modified or replaced from time to time and to any statute, bye-law, regulation, rule, delegated legislation or order replacing or made under any of them;

(c)	references to any Clause, paragraph or Schedule are to those contained in this Agreement and all Schedules to this Agreement are an integral part of this Agreement;

(d)	headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(e)	reference to any English legal concept, term, action, remedy, method of judicial proceeding, legal document, legal status, court or official shall, in respect of any jurisdiction other than England and Wales, be deemed to refer to what most nearly approximates in that jurisdiction to that reference;

(f)	reference to any English statute, bye-law, regulation, rule, delegated legislation or order shall, in relation to any assets owned, liabilities incurred, company incorporated in, or business carried on in any jurisdiction other than England and Wales, be deemed to include what most nearly approximates in that jurisdiction to that reference;

(g)	the expression this Clause shall unless followed by reference to a specific provision be deemed to refer to the whole clause (not merely the sub-clause, paragraph or other provision) in which the expression occurs;

(h)	person includes any individual, firm, company or other incorporated or unincorporated body;

(i)	in writing means any communication made by letter or fax, and written shall be construed accordingly;

(j)	business day means a day (not being a Saturday or Sunday) on which banks are open for normal banking business in London;

(k)	agreement means any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise;

(l)	law includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any directive, request, requirement, guidance or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive, request, requirement, guidance or guideline is addressed);

(m)	a document is in the agreed form if it is in the form of a draft agreed between and initialled by or on behalf of the Vendor and the Purchaser on or before the date of this Agreement; and

(n)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of ICTA.
2	Sale and purchase

2.1	Sale and purchase

The Vendor shall sell with full title guarantee and the Purchaser shall purchase the Shares free from any Encumbrance and with all rights attached or accruing to them on and after the date of this Agreement, save for the Pre-Sale Dividend paid by the Company to the Vendor.

2.2	Waiver of pre-emption and other rights

The Vendor waives:
(a)	all pre-emption rights in respect of the Shares; and

(b)	any other rights which may restrict the transfer of the Shares;
conferred on the Vendor whether by the articles of association of the Company, by agreement or otherwise.
3	Consideration

The consideration for the sale of the Shares shall be the payment by the Purchaser to the Vendor, in accordance with this Agreement, of the sum of £15,000,000 (fifteen million pounds sterling), adjusted pursuant to Clause 4 (the Consideration).

4	Completion Accounts and adjustment payment

4.1	Stock Valuation

The Vendor and the Purchaser shall procure that a valuation of the stock and work in progress of the Company as at close of business on the Completion Date is undertaken in accordance with the principles set out in Schedule 5 by representatives of the Vendor and the Purchaser jointly.

4.2	Preparation of Draft Accounts

Following Completion the Vendor shall procure:
(a)	the preparation by the Vendor’s Accountants of the draft Completion Accounts (the Draft Accounts) in accordance with Schedule 5, showing the estimated Net Current Asset Value; and

(b)	subject to the Purchaser complying with its obligations under Clause 4.3, that a copy of the Draft Accounts showing the estimated Net Current Asset Value is delivered to the Vendor and Purchaser as soon as reasonably practicable following, and in any event within 42 business days after, Completion.

4.3	Availability of information

4.3.1	Subject to and in accordance with the provisions of paragraph 1.2(k) of Schedule 6, for the purposes of preparation of the Completion Accounts and the estimated Net Current Asset Value the Purchaser shall procure that the Vendor, the Vendor’s Accountants and their representatives are promptly provided with access to all books, records, assets, working papers or other documents of the Company and such other assistance (including access to personnel and premises of the Company) which they reasonably request.

4.3.2	Following delivery of the Draft Accounts to the Purchaser and until agreement or determination of the Completion Accounts in accordance with this Clause each of the Vendor and the Purchaser shall procure (so far as it is able and so far as such matters are within its possession or control) that the other of them and their representatives are promptly provided with access to all books, records, assets, working papers or other documents and such other assistance (including access to personnel and premises) which they reasonably request for the purpose of reviewing the Draft Accounts, provided that any release of working papers may be upon terms which the accountants in question may reasonably require.

4.3.3	The Vendor and the Purchaser shall each be entitled, at its own expense (and in the case of the Vendor and its representatives subject always to Clause 15), to make and retain copies of documentation to which it is granted access in accordance with the provisions of this Clause 4.

4.4	Action if Purchaser disputes Draft Accounts

If the Purchaser wishes to dispute the Draft Accounts and/or the estimated Net Current Asset Value it shall notify the Vendor within 30 business days after receiving the Draft Accounts and such notice shall specify which items the Purchaser disputes, its reasons and the adjustments which, in its opinion, should be made to the Draft Accounts in order to comply with the requirements of this Agreement.

4.5	Agreement or deemed agreement of Draft Accounts

If the Purchaser does not serve notice under Clause 4.4 or confirms in writing to the Vendor that it agrees the estimated Net Current Asset Value shown in the Draft Accounts, Clause 4.8 shall apply.

4.6	Appointment of Independent Accountant

4.6.1	If the Purchaser serves notice under Clause 4.4 the parties shall use all reasonable endeavours to meet and reach agreement upon the Draft Accounts.

4.6.2	If the Vendor and the Purchaser have not agreed the Draft Accounts and the Net Current Asset Value within 14 business days of receipt by the Vendor of notice under Clause 4.4, or if any other dispute occurs in relation to the Draft Accounts or the Net Current Asset Value, either the Purchaser or the Vendor may refer the matter in dispute to an independent chartered accountant (the Independent Accountant).

4.6.3	The Independent Accountant shall be nominated by the Vendor and the Purchaser and, failing agreement within 7 business days of a request from either party to the other for a joint nomination, shall be such independent accountant (being a partner in an international firm of accountants other than KPMG) as is appointed on the application of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Independent Accountant shall be deemed to act as an expert and not as an arbitrator.

4.6.4	Each of the Vendor and the Purchaser shall promptly supply to the Independent Accountant all such assistance, documentation and information as he may require for the purposes of the reference, and the Vendor and the Purchaser shall use their respective reasonable efforts to procure the prompt determination of such reference. The determination of the Independent Accountant shall in the absence of manifest error be conclusive and binding on the Parties.

4.7	Costs of Independent Accountant

The costs of any Independent Accountant shall be borne by the Parties in such proportions as he may direct or, in the absence of direction, equally between the Purchaser and the Vendor. All costs of the Purchaser’s accountants shall be borne by the Purchaser. All costs of the Vendor’s Accountants shall be borne by the Vendor.

4.8	Consequences of agreement or determination of Completion Accounts

Following agreement or determination of the Draft Accounts and the estimated Net Current Asset Value in accordance with this Clause 4 the Draft Accounts as so agreed or determined shall constitute the Completion Accounts and the Net Current Asset Value shall be the amount shown in them.

4.9	Payment of adjustment

4.9.1	Within 7 business days after agreement or determination of the Net Current Asset Value under this Clause 4, if the Net Current Asset Value is £100,000 less than £525,000, the Vendor shall pay, in same day funds, to the Purchaser an amount equal to the amount by which such shortfall is greater than £525,000 and not merely the excess over £100,000 (such payment to be made into the Purchaser’s Solicitors’ Client Account, and the receipt of the Purchaser’s Solicitors shall be a complete discharge to the Vendor who shall not be required to enquire as to the distribution of that amount).

4.9.2	If any amount due under this Clause 4.9 is not paid on the due date then the amount due shall accrue interest from and including the due date to the date on which payment is received at 3% above Barclays Bank plc base lending rate from time to time in force as well after as before judgment.

4.9.3	The amount of any payment made pursuant to this Clause 4.9 shall be by way of adjustment to the Consideration.

4.9.4	Any payment due pursuant to this Clause 4.9 shall be made free of any set-off, withholding or counterclaim, including (but without limitation) as a result of any claim (actual or alleged) arising out of the warranties, agreements, indemnities or undertakings in this Agreement or any documents ancillary hereto.

4.9.5	The Consideration shall be reduced by such amount of Company Indebtedness as is outstanding at Completion on the basis that such Indebtedness shall be fully discharged by the Purchaser immediately following Completion.

4.9.6	The Vendor acknowledges that the Purchaser will instruct KPMG to conduct an audit of the financial statements of the Company to 26 March 2006 the cost thereof to be borne by the Purchaser, and that such audit shall be conducted in conjunction with the determination of the Completion Accounts.

5	Completion arrangements

5.1	Time and place

Completion shall take place immediately following the signature of this Agreement at the offices of the Vendor’s Solicitors.

5.2	Vendor’s obligations

At Completion the Vendor shall do or procure those things listed in Part 1 of Schedule 6.

5.3	Purchaser’s obligations

At Completion the Purchaser shall do or procure those things listed in Part 2 of Schedule 6.

5.4	No partial Completion

Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

5.5	Valid receipt

The Vendor’s Solicitors are authorised to receive payment of the Consideration on behalf of the Vendor. The receipt of the Vendor’s Solicitors shall be a complete discharge to the Purchaser who shall not be obliged to enquire as to the distribution of the Consideration.

6	Discharge of indebtedness

6.1	Discharge of Vendor Indebtedness

The Vendor shall on or before Completion repay or procure the repayment of the Vendor Indebtedness.

6.2	Discharge of Company Indebtedness

The Company Indebtedness shall be discharged immediately following Completion in accordance with Clause 4.9.5.

7	Indemnities

7.1	The Vendor hereby indemnifies and agrees to hold the Purchaser harmless from and against any liability, loss, charge, claim or demand whether for Taxation or otherwise arising from:

7.1.1	the transfer by the Subsidiary of certain of its business, assets and liabilities to The Bear Factory Limited on 15 November 2001;

7.1.2	the sale by the Vendor of Hobbies and Models Limited to Hobbies and Models (No. 1) Limited (now known as Beatties of London (Properties) Limited) on 15 November 2001;

7.1.3	the sale by the Vendor of Hobbies and Models (No. 1) Limited (now known as Beatties of London (Properties) Limited) to Retail Services Limited on 16 November 2001;

7.1.4	the acquisition by The Bear Factory Limited of the Subsidiary from Beatties of London (Properties) Limited on 24 August 2005 and the subsequent disposal of the Company and the Subsidiary to the Purchaser;

7.1.5	the declaration of any dividends by the Subsidiary at any time;

7.1.6	the Subsidiary ceasing to be a member of the Vendor’s Group (where for these purposes the definition thereof includes the Subsidiary);

7.1.7	the surrender of or claim for group relief in respect of the accounting periods of the Subsidiary beginning on or before Completion;

7.1.8	the late submission of Tax returns to a Tax Authority in respect of the accounting periods of the Subsidiary beginning on or before Completion; and

7.1.9	the termination by the Company at the direction of the Purchaser of either or both of the Franchise Agreements in respect of Sweden and Denmark provided that the franchisees of such territories shall continue to be entitled for a period of six months from being given notice of termination to sell the stocks held by them at the date of such notice on the terms and subject to the conditions of the relevant Franchise Agreement.

7.2	The provisions of Clause 4 of the Tax Deed (Notification of claims and conduct of disputes) shall apply to any claim brought by the Purchaser pursuant to Clause 7.1 relating to Taxation as if that clause were set out herein with any necessary changes.

8	Warranties

8.1	Vendor Warranties

8.1.1	The Vendor warrants to the Purchaser that as at 3 March 2006 each of the Warranties is true and accurate.

8.1.2	For the purposes of the Warranties any reference to the Company shall be deemed to be a reference to the Company and the Subsidiary.

8.2	Reliance on Warranties

The Purchaser is entering into this Agreement on the basis of, and in reliance on, the Warranties.

8.3	Purchaser Warranties

The Purchaser warrants to the Vendor that:
(a)	the Purchaser has the right, power and authority, and has taken all necessary action, to execute, deliver and exercise its rights and perform its obligations under this Agreement and to execute, deliver and exercise its rights and perform its obligations under each document to be executed pursuant to this Agreement to which it is expressed to be a party (the Purchaser’s Completion Documents); and

(b)	the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and the Purchaser’s Completion Documents will not:
(i)	result in a breach of any provision of the memorandum or articles of association of the Purchaser;

(ii)	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement; or

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which it is bound or submits and which is material in the context of the transactions contemplated by this Agreement.
8.4	Indemnity Basis

8.4.1	Without prejudice to the right of the Purchaser to claim on any other basis or take advantage of any other remedies available to it, if any Indemnified Warranty is breached or proves to be untrue or misleading the Vendor shall pay to the Purchaser an amount equal to all costs and expenses (including, without limitation, damages, reasonable legal and other professional fees and costs, penalties, expenses and losses) incurred by the Purchaser or the Company as a result of such breach or of the Indemnified Warranty being untrue or misleading PROVIDED ALWAYS that notwithstanding any other provision of this Agreement the Purchaser shall take and shall procure that the Company will take all reasonable steps to mitigate the same as if it were under a common law duty to mitigate its loss.

8.4.2	A payment made in accordance with the provisions of this Clause 8.4 shall include any amount necessary to ensure that, after any Taxation of the payment, the Purchaser is left with the same amount it would have had if the payment was not subject to Taxation.

8.5	Survival of Warranties

Subject as specifically otherwise provided in this Agreement, the Warranties and the Purchaser’s Warranties shall remain in full force and effect notwithstanding Completion.

8.6	Warranties to be independent

Each of the Warranties shall be separate and independent and shall not be limited by reference to any other Warranty or any other provision of this Agreement.

8.7	Tax and Property Warranties

The only Warranties given:
(a)	in respect of Tax are the Tax Warranties, and the other Warranties shall be deemed not to be given in relation to Tax;

(b)	in respect of the Property are those contained in paragraph 23 of Schedule 2, and the other Warranties shall be deemed not to be given in relation to the Property.
8.8	Vendor’s knowledge
For the purposes of this Agreement and the Disclosure Letter, where any Warranty is qualified by the expression “so far as the Vendor is aware” or “to the best of the knowledge, information and belief of the Vendor” or by any similar qualification, such Warranty is given on the basis that enquiries have been made only of the Relevant Individuals but not of any other person, and that such Relevant Individuals have taken all reasonable steps necessary to inquire as to the accuracy of the statements contained in the Warranties. For the purposes of the foregoing the Relevant Individuals are:
(a)	Nicholas Mather

(b)	Alasdair Dunn

(c)	Roger Parry; and

(d)	Katherine Osborne
9	Tax

9.1	Each of the Parties shall comply with their respective obligations under the Tax Deed.

9.2	The provisions of paragraph 3 to the Tax Deed shall apply to limit the liability of the Vendor under the Tax Warranties.

10	Limitations on Vendor’s Warranty liability

10.1	General limitations

10.1.1	The Vendor shall have no liability in respect of a claim under the Warranties:

(a)	unless notice in writing of the claim is given by the Purchaser to the Vendor stating in reasonable detail the nature of the claim and, if practical, the amount claimed:
(i)	in the case of a claim under any of the Warranties other than the Tax Warranties or Title Warranties, within eighteen months of Completion;

(ii)	in the case of a claim under the Tax Warranties or the Tax Deed, on or before the seventh anniversary of Completion; and

(iii)	in the case of the Title Warranties, at any time;
(b)	if proceedings in respect of a claim, notified in accordance with paragraph (a) above, have not been issued and served on the Vendor within 6 months after the relevant date referred to in paragraph (a) save in respect of a contingent claim in which case such period of six months shall only commence on the date on which it ceases to be contingent.
10.1.2	The Vendor shall have no liability in respect of a claim under the Warranties:
(a)	as regards any single claim (or a series of claims arising from substantially similar facts or circumstances), unless the amount of its liability thereunder exceeds £5,000 (five thousand pounds sterling);

(b)	unless its liability in respect of the claim when aggregated with its liability in respect of all claims against the Vendor under the Warranties (disregarding claims excluded by paragraph (a) above) exceeds £100,000 (one hundred thousand pounds sterling), in which case the Vendor shall be liable for the whole amount (excluding claims referred to in paragraph (a) above) and not merely the excess.
10.2	Maximum claim limit

The aggregate liability of the Vendor under Clause 7 (Indemnities), the Warranties and the Tax Deed shall not exceed £12,500,000 (twelve million and five hundred thousand pounds sterling).
10.3	Other general limitations

The Vendor shall have no liability in respect of a claim under the Warranties:
(a)	to the extent that the fact, matter or circumstance giving rise to the claim was fairly disclosed in the Disclosure Letter or is apparent on the face of the documents in the Data Room;

(b)	as regards any claim if and to the extent that provision, reserve or note in respect thereof or of the event or circumstance giving rise thereto has been made in the Accounts or the Management Accounts or payment or discharge of the relevant matter has otherwise been taken into account in the Accounts or the Management Accounts;

(c)	as regards any claim if and to the extent that payment or discharge of the claim or provision in respect of the claim or the event or circumstance giving rise thereto has been taken into account in the determination of the Net Current Asset Value as shown in the Completion Accounts;

(d)	in respect of any claim which is contingent only, unless and until such contingent liability becomes an actual liability;

(e)	as regards any claim to the extent of any amount which is recovered from insurers;

(f)	as regards any claim if such claim would not have arisen but for any act or omission carried out after the date of this Agreement otherwise than in the ordinary course of business by the Purchaser, the Company or any other member of the Purchaser’s Group or any other person connected with any of them or any of their respective directors, employees or agents;

(g)	as regards any claim if such claim would not have arisen but for a cessation after Completion of the business or trade or any part thereof of the Purchaser or the Company or any change in the nature of such business or trade or a sale or disposal of any share or any interest in the Company after Completion;

(h)	as regards any claim to the extent that such claim or liability arises or that the amount thereof is increased as a result of any change after Completion in the accounting reference date or in any of the accounting or actuarial or tax reporting policies, bases or practices of the Company or the Purchaser; or

(i)	to the extent that a breach of the Warranties also gives rise to a claim under the Tax Deed and the Vendor has satisfied such claim or vice versa.
10.4	Third party recovery
10.4.1	Where the Purchaser or the Company is at any time entitled to recover from some other person (including without limitation any government authority or under any policy of insurance) any sum in respect of any matter giving rise to a claim under this Agreement or under any document ancillary to this Agreement or thereto other than a claim in relation to Taxation:
(a)	the Purchaser shall, and shall procure that the Company shall, undertake and exhaust all necessary steps to enforce such recovery before taking proceedings against the Vendor and, in the event that the Purchaser or the Company shall recover any amount from such other person, the amount of the claim against the Vendor shall be reduced by the amount recovered less all reasonable costs, charges and expenses incurred by the Purchaser or the Company in recovering that sum from such other person; or

(b)	at the Vendor’s option, subject to the Vendor having settled the relevant claim against the Vendor and subject to the Vendor indemnifying the Purchaser and the Company to their reasonable satisfaction in relation thereto, the Purchaser shall, or shall procure that the Company shall, for a nominal consideration assign to the Vendor the benefit of the rights of recovery, reimbursement or refund which the Purchaser or the Company has against such other person in respect of the matter giving rise to the relevant claim.
10.4.2	If at any time the Vendor pays to the Purchaser or the Company an amount pursuant to a claim under this Agreement or any document ancillary hereto (other than a claim in relation to Taxation) and the Purchaser or the Company subsequently becomes entitled to recover from any other person (including without limitation any government authority or under any policy of insurance) any sum in respect of any matter giving rise to such claim:
(a)	the Purchaser shall, and shall procure that the Company shall, undertake all necessary steps to enforce such recovery, and shall forthwith pay to the Vendor so much of the amount paid to the Purchaser or the Company as does not exceed the sum recovered from such other person less all reasonable costs, charges and expenses incurred by the Purchaser or the Company in recovering that sum from such other person; or

(b)	at the Vendor’s option, subject to the Vendor indemnifying the Purchaser and the Company to their reasonable satisfaction in relation thereto, the Purchaser shall, or shall procure that the Company shall, for a nominal consideration assign to the Vendor the benefit of the rights of recovery, reimbursement or refund which the Purchaser or the Company has against such other person in respect of the matter giving rise to the relevant claim.

10.4.3	The Purchaser shall, or shall procure the Company shall, keep the Vendor fully and promptly informed of any actual or prospective right of recovery from any third party as referred to in Clause 10.4.1 or 10.4.2 above.

10.5	Conduct of disputes

10.5.1	If the Purchaser or the Company become aware of any claim, action or demand against either of them, or of any circumstance which may give rise to any claim, action or demand against either of them, and which may give rise to a claim under this Agreement (other than a claim under the Tax Warranties or Tax Deed to which paragraph 4 of the Tax Deed shall apply), the Purchaser shall forthwith give written notice (including reasonable particulars of such claim or circumstance) to the Vendor and the Purchaser shall and shall procure that the Company (if relevant) shall:
(a)	not knowingly make any admission of liability, or any agreement or compromise with any person body or authority in relation thereto without the prior written agreement of the Vendor which shall not be unreasonably withheld or delayed;

(b)	give the Vendor and its professional advisers reasonable access to the premises and personnel of the Purchaser and the Company, as the case may be, and to any relevant assets, accounts, documents and records within the control of the Purchaser or the Company to enable the Vendor and its professional advisers to examine such assets, accounts, documents and records and take photographs or photocopies thereof at its own expense in order to appraise themselves of all facts, matters and information relevant to the claim, action or demand against the Purchaser or the Company;

(c)	subject to the Vendor having provided the Purchaser or the Company (as appropriate) with such indemnity therefor as the Purchaser or the Company may reasonably require in relation thereto, permit the Vendor in the name of the Purchaser or the Company (as appropriate) to appoint such professional advisers and to take such action as the Vendor may consider reasonably necessary or desirable to avoid, dispute, resist, appeal, compromise or defend the claim, action or demand and any adjudication in respect thereof subject only to consulting the Purchaser or the Company (as appropriate), prior to taking any such action; and

(d)	at the option of the Vendor, afford the Vendor the opportunity to take such steps to remedy or avert such claim or circumstance as the Vendor may require,
Provided that the Purchaser shall not be required to take nor shall the Vendor take any action which in the Purchaser’s reasonable opinion would materially adversely affect the goodwill or standing of the Purchaser or the Company or damage the reputation of any brand of either of them.

10.6	Opportunity to remedy breach

A breach of any Warranty which is capable of remedy shall not entitle the Purchaser to compensation or damages unless the Vendor is given written notice of the breach by the Purchaser and such breach is not remedied by the Vendor at no cost to the Purchaser or the Company within thirty (30) days after the date on which notice is served on the Vendor. If such breach has not been remedied within that 30 day period, then the date on which notice of a claim in respect of that breach shall be deemed to have been given to the Vendor for the purposes of Clause 9.1(a) above shall be the date on which notice was given under this Clause, provided that such notice satisfies the other requirements of Clause 9.1(a) above when so given.

10.7	Purchaser’s knowledge

The Purchaser represents and confirms to the Vendor that as at the date of this Agreement, having made enquiry of the Purchaser’s Solicitors and its other advisors, neither the

Purchaser nor any director of the Purchaser is aware of any fact, matter or circumstance which:
(a)	constitutes a breach of the Warranties; or

(b)	gives rise to a claim under the Tax Deed or any specific indemnity in this Agreement.
To the extent that the Purchaser is so aware no claim may be made under the Warranties or Tax Deed under this Agreement in respect of such fact, matter or circumstance.
10.8	Exceptions to limitations

Nothing in this Clause 10 shall have the effect of limiting or restricting any liability of the Vendor in respect of a claim under the Warranties or the Tax Deed arising as a result of any fraud or wilful concealment.

10.9	General

10.9.1	After Completion the Purchaser shall have no right of rescission or right to terminate this Agreement and, accordingly, the Purchaser waives all and any rights of rescission or termination it may have in respect of any such matter (howsoever arising or deemed to arise).

10.9.2	The Purchaser shall not be entitled to claim for any punitive, indirect or consequential loss in respect of any claim.

10.9.3	Without prejudice to any other provision in this Agreement for the protection of the Vendor the Purchaser shall and shall procure that the Company shall take all reasonable steps to mitigate any loss which is or may be the subject of any claim under this Agreement.

10.9.4	The amount of any payment made by the Vendor to the Purchaser in respect of any claim under the Warranties or the Tax Deed shall be deemed a reduction pound for pound in the Consideration.

10.9.5	The Vendor shall not be liable for any claim under the Warranties or the Tax Deed if the Purchaser fails in a material respect to act in accordance with this Clause 10 in connection with the matter giving rise to such claim unless and to the extent that, in the absence of the failure, the Purchaser would still have had such a claim.

11	Employees

11.1	Transfer of Employees

The Vendor, the Purchaser and the Company acknowledge that the transfer of the Employees from the Vendor or any other member of the Vendor’s Group with whom such Employees have their contract of employment prior to Completion (the Employing Company) to the Company (the Employee Transfer) may be one to which the Employment Regulations apply. Accordingly, prior to Completion, the contracts of employment of the Employees shall have effect as if originally made between the Employees and the Company and the Vendor hereby confirms that letters have been sent to the Employees by their respective employers confirming that their employment will transfer to the Company with effect from a date not later than 23 February 2006.

11.2	Purchaser’s Warranty of complete Employment Information

The Purchaser has provided to the Vendor such information as the Vendor has requested so as to enable the Vendor to comply with the obligations of the Vendor to inform and consult with the Employees pursuant to the Employment Regulations. The Purchaser has informed the Vendor of all such measures (if any) within the meaning of the Employment Regulations which the Purchaser presently intends to take in respect of the Employees.

11.3	Consultation

The Vendor shall procure that the information and consultation requirements set out in Regulation 10 of the Employment Regulations are met to the extent to which the Vendor is able considering always the extent to which the Purchaser has provided full information to the Vendor (as set out at 11.2 above) including all information in respect of any measures within the meaning of the Employment Regulations which the Purchaser intends to take in respect of the Employees.

11.4	Indemnity by Vendor

The Vendor shall indemnify the Purchaser and each other member of the Purchaser’s Group against all liabilities, losses, charges, costs, expenses, penalties, claims, demands and reasonable legal and other professional fees and costs whatsoever directly or indirectly in connection with the Employees arising from the Employee Transfer including any failure to comply with any duty to inform or consult trade union and/or employee representatives under the Employment Regulations in connection with the Employee Transfer provided always that this indemnity does not extend to liabilities, losses, charges, costs, expenses, penalties, claims, demands and legal and other professional fees and costs:
(a)	to the extent that the same are caused by or contributed to by the Purchaser’s failure accurately and fully to supply employment information and/or inform the Vendor of such measures it intends to take in respect of the Employees for the purposes of consultation as set out at Clause 11.2 above; and/or

(b)	to the extent that the same are caused by or contributed to by any closure of or measures taken in relation to the Aberdeen and Bristol stores or the matters set out in the “Amendment to and Extension of Agreed Term Sheet” dated 15 February 2006 and more particularly item 6 of that document regarding the Watford and Stirling stores; and/or

(c)	incurred as a result of the Purchaser making any unauthorised approach to any supplier of the Company prior to Completion, including, but not limited to, any approach to Streamline or Keenpack.
11.5	Indemnity by Purchaser

Subject to provisions of Clause 11.4, the Purchaser shall indemnify the Vendor and each other member of the Vendor’s Group from and against all liabilities, losses, charges, costs, expenses, penalties, claims, demands and reasonable legal and other professional fees and costs whatsoever directly or indirectly arising in connection with the employment of the Employees during the period beginning at the close of business on the Completion Date.

11.6	Use of Office Space

The Vendor shall, following Completion, provide the Purchaser with temporary office space and usual office equipment for such space at their premises at 2, Fouberts Place, London, W1F 7PA for a period of 7 days to accommodate 15 of employees.

12	Releases, Indemnities and Acknowledgement

12.1	The Purchaser shall:
(a)	as soon as reasonably practicable following Completion, procure the release of each member of the Vendor’s Group from its obligations under all guarantees, indemnities and other contingent liabilities given or assumed by it in respect of liabilities of the Company to third parties including without limitation the guarantees in respect of the Company’s Milton Keynes and Sheffield lease obligations (the Guarantees); and

(b)	pending the grant of such release, indemnify and keep indemnified the Vendor and each other member of the Vendor’s Group against any liabilities, costs, damages and expenses (of whatsoever nature and howsoever arising) under the Guarantees or which may be incurred in relation to the Guarantees.
12.2	The Vendor acknowledges and accepts that it shall have full liability and that the Company shall have no liability under the contractual arrangements with Li & Fung whether entered into prior to or after Completion other than those arising specifically in relation to purchase orders placed with Li & Fung for goods supplied or to be supplied for the sole benefit of the Company.

13	Restrictions on Vendor’s business activities

13.1	Vendor’s covenants

The Vendor covenants with the Purchaser that the Vendor shall not, and shall procure that no other member of the Vendor’s Group shall, whether alone or jointly with or on behalf of any other person at any time during the Restricted Period carry on or be engaged or interested in any Restricted Business within the Restricted Area (except as the holder of shares in a company whose shares are publicly traded and which confer not more than 5% of the votes which can generally be cast at a general meeting of such company) provided that the foregoing shall not limit the Vendor from the sale of plush toys that do not fall into the definition of Restricted Business.

13.2	Acquisitions

Nothing in Clause 13.1 shall prevent any member of the Vendor’s Group from acquiring (whether by private treaty, public offer or otherwise howsoever) any other company or business which carries on any Restricted Business provided that such Restricted Business accounts for less than 20% of the annual turnover of the company or business so acquired.

13.3	Undertakings separate

Each covenant in this Clause 13 shall be construed as a separate covenant. If one or more of the covenants is held to be void or unenforceable, the validity of the remaining covenants shall not be affected.

14	Maintenance and availability of records

14.1.1	The Purchaser shall promptly on demand by the Vendor provide, or procure that the Company and its subsidiaries or affiliates from time to time provide, to the Vendor or its duly authorised agents such working papers, ledgers, accounts, records and other documents in relation to the Company as the Vendor may deem reasonably necessary to enable the Vendor or any other company that is a member of or is connected or in any way associated with any group of companies to which the Vendor belongs or may belong (a Vendor Associated Company) to complete and file any tax or customs or excise or similar returns or reports, to carry out any tax audit or other proceeding or otherwise to fulfil any requirements of any law or regulation binding on the Vendor or any Associated Company.

14.1.2	The Vendor shall promptly on demand by the Purchaser provide to the Purchaser or its duly authorised agents such working papers, ledgers, accounts, records and other documents as the Purchaser may deem reasonably necessary to enable the Purchaser or any other company that is a member of or is connected or in any way associated with any group of companies to which Purchaser belongs or may belong (a Purchaser Associated Company) to complete and file any tax or customs or excise or similar returns or reports (in particular any SEC filings), to carry out any audit or other proceeding or otherwise to fulfil any requirements of any law or regulation binding on the Purchaser or any Purchaser Associated Company.

14.1.3	The Purchaser agrees that it will, and will procure that the Company and its subsidiaries and affiliates from time to time will, retain and maintain all such working papers, ledgers, accounts, records and other documents for all years and periods ending on or before or current at Completion for a period of not less than 10 years.

15	Confidentiality

15.1	Duty of confidentiality

Save as provided by Clause 15.3 each Party shall, and shall procure that any person connected with it and its officers and employees shall, keep confidential and not disclose to any person any Confidential Information.

15.2	Confidential Business Information

Save as permitted by Clause 15.3 the Vendor covenants with the Purchaser that the Vendor shall not, and shall procure that no person connected with and no director, officer or employee of that Vendor shall, make use of or disclose to any person any Confidential Business Information.

15.3	Permitted disclosures

A Party may disclose or permit the disclosure of Confidential Information and the Vendor may disclose or permit the disclosure of Confidential Business Information:
(a)	to its directors, officers, employees, sub-contractors, agents, legal or other professional advisers, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement;

(b)	when required to do so by law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction;

(c)	to the extent that the Confidential Information or Confidential Business Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Clause 15;

(d)	to a relevant Tax Authority to the extent required for the proper management of the taxation affairs of that party, any of its holding companies or any subsidiary of any of the foregoing;

(e)	if such disclosure is expressly permitted by some other provision of this Agreement or the Tax Deed or if the other Parties or (in the case of Confidential Business Information) the Purchaser has or have given prior written approval to the disclosure;

(f)	when required by any securities exchange, regulatory or governmental body having jurisdiction over the Party seeking to make disclosure, including the United Kingdom Financial Services Authority, the Icelandic Stock Exchange, the New York Stock Exchange and NASDAQ, whether or not the requirement for disclosure has the force of law.
15.4	Consultation

If a Party is required to disclose Confidential Information or Confidential Business Information in a manner permitted by Clause 15.3(b) or 15.3(f) that Party shall to the extent such consultation is practicable and permitted by the relevant law, rule, order, exchange or body:
(a)	provide the other Parties with advance notice of the requirement and a copy of the information to be disclosed; and

(b)	permit the other Parties to make representations in relation to it; and

(c)	at the expense of and subject to being indemnified to its satisfaction by the other Parties give the other Parties who would be affected by the disclosure a reasonable opportunity to seek an appropriate remedy to prevent such disclosure and co-operate fully (including if necessary joining in legal proceedings) with another Party.
15.5	Continuance of obligations

The obligations in this Clause 15 shall continue to apply after Completion or termination of this Agreement without limit in time.

16	Announcements

16.1	Restrictions

Except as provided in Clause 16.2, a Party shall not make (and shall procure that no person connected with it nor any of its directors, officers or employees shall make) any public announcement concerning the subject matter of this Agreement without the prior written approval of the other Parties.

16.2	Permitted announcements

A Party may make a public announcement concerning the subject matter of this Agreement if required by:
(a)	law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(b)	any securities exchange, regulatory or governmental body having jurisdiction over it including the United Kingdom Financial Services Authority, the Icelandic Stock Exchange, the New York Stock Exchange and NASDAQ, whether or not the requirement for announcement has the force of law.
16.3	Prior consultation on announcements

If a Party is required to make a public announcement in a manner permitted by Clause 16.2 that Party shall to the extent practicable and permitted by the relevant law, rule, order, exchange or body:
(a)	provide the other Parties with advance notice of the requirement and a copy of the announcement to be made;

(b)	permit the other Parties to make representations in relation to it; and

(c)	at the expense of and subject to being indemnified to its satisfaction by the other Parties give the other Parties a reasonable opportunity to seek an appropriate remedy to prevent such announcement and co-operate fully (including if necessary joining in legal proceedings) with another Party.
16.4	Continuance of obligations

The obligations in this Clause 16 shall continue to apply after Completion or termination of this Agreement without limit in time.

17	Costs and expenses

17.1	Each party responsible for its own costs

Each Party will be responsible for its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement and all documents ancillary to it.

18	Payments

18.1	No deduction

All sums payable to the Purchaser pursuant to this Agreement shall be paid without deduction, withholding, set off or counterclaim.

19	Assignment

19.1	Each of the Purchaser and the Company (as the case may be) shall be entitled to assign or transfer its rights and benefits (but not its obligations) under this Agreement or any document ancillary to this Agreement to any purchaser of the Shares or of the Business (as the same shall be carried on at the date of such sale) provided that the liability of the Vendor hereunder and under the Tax Deed and any document ancillary to this Agreement shall not be increased as a result of or in connection with such assignment or transfer or by the holding or enforcement of such rights and benefits by any such purchaser.

19.2	The Vendor shall be entitled to assign or transfer its rights and benefits (but not its obligations) under this Agreement or any document ancillary to this Agreement to any third party provided that the liability of the Purchaser hereunder shall not be increased as a result of or in connection with such assignment or transfer or by the holding or enforcement of such rights and benefits by any such third party.

19.3	Save as expressly permitted pursuant to this Clause, neither the Vendor, the Purchaser, nor the Company may assign or transfer any of its rights or benefits under this Agreement or any document ancillary to this Agreement.

20	Remedies and waivers

20.1	No waiver or discharge

No breach by any Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Parties.

20.2	Effect of failure or delay

No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege and no single or partial exercise by any Party of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

20.3	Rights and remedies cumulative

The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law or otherwise.

20.4	Third party rights

The Parties intend that the provisions of Clause 11 (The Employees) shall be enforceable by each member of the Vendor’s Group, but the Parties do not intend that any other term of this

Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

21	Further assurance

21.1	Further assurance

Each Party shall after Completion from time to time at the expense of the requesting Party execute and do (or procure the execution and doing of) all such deeds, documents, acts and things as any other Party shall reasonably require on or after Completion for carrying into effect the terms of this Agreement.

22	Entire agreement

22.1	In this Clause Representation means a representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise).

22.2	This Agreement and each document referred to in it constitutes the entire agreement and supersedes any previous agreements between the Parties relating to the subject matter of this Agreement.

22.3	In entering into this Agreement, the Purchaser acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a Representation given by the Company, the Vendor, any other member of the Vendor’s Group or any advisor to the Vendor or any other party other than the Warranties or otherwise as set out in this Agreement or in any document referred to in this Agreement.

22.4	In entering into this Agreement, the Vendor acknowledges and represents that it has not relied on or been induced to enter into this Agreement by any representation given by the Company, the Purchaser, any other member of the Purchaser’s Group or any advisor to the Purchaser or any other party.

22.5	In relation to the subject matter of this Agreement, the Vendor is not liable to the Purchaser for a Representation that is not set out in this Agreement or in any document referred to in this Agreement.

23	Counterparts

23.1	Number and effectiveness of counterparts

This Agreement may be executed in any number of counterparts. Any Party may enter into this Agreement by executing any counterpart but this Agreement shall not be effective until each Party has executed at least one counterpart.

23.2	One instrument

Each counterpart shall constitute an original of this Agreement but all the counterparts together constitute the same instrument.

24	Notices

24.1	This Clause 24 shall not apply for service and receipt of documents for the purposes of legal proceedings. Service and Receipt of documents for the purposes of legal proceedings shall be governed by Clause 25 in conjunction with the relevant rules of Court.

24.2	Service

Any notice or other communication to be given under this Agreement shall be in writing and shall be delivered by hand, sent by prepaid first class recorded delivery or registered post, (or registered airmail in the case of an address outside the United Kingdom), or shall be transmitted by fax, and shall be addressed to the Party to be served at the address or fax number specified below:
(a)	The Vendor

188-196 Regent Street, London W1R 6BT

Attention: Nick Mather Fax number: +44 (0)20 7479 7319

(b)	The Purchaser

Build-A-Bear Workshop, Inc 1954 Innerbelt Business Center, St Louis, Missouri, 63114-5760 USA

Attention: General Counsel Fax number: 314-423-8188

(c)	The Company

Build-A-Bear Workshop, Inc 1954 Innerbelt Business Center, St Louis, Missouri, 63114-5760 USA

Attention: General Counsel Fax number: 314-423-8188
or to such other address in the same jurisdiction as a Party may notify to the other Parties in writing as being its address for such purpose.
24.3	Receipt

Any notice or communication delivered by hand shall be deemed to have been received at the time of delivery, any notice or communication sent by post shall be deemed to have been received on the second business day (for inland mail) or the fifth business day (for overseas mail) after the date of posting, and any notice or communication transmitted by fax shall be deemed to have been received on the business day following the date of transmission.

25	Governing law and jurisdiction

25.1	English law

This Agreement shall be governed by and construed in accordance with English law.

25.2	Jurisdiction

The Parties irrevocably agree that the English courts shall have exclusive jurisdiction to determine any dispute arising out of or in connection with this Agreement.

25.3	Address for service

The Purchaser’s address for service under this Clause 25 is c/o the Purchaser’s Solicitors at the address stated in Clause 1. Items served at this address must be marked for the personal attention of Anthony Fiducia. The Vendor’s address for service under this Clause 25 is that stated in Clause 24.1(a) or such other address so may be notified to the Purchaser in writing in accordance with Clause 24.

25.4	Agreed method of service

Any claim form, application notice, judgment, orders or other notice of legal process relating to this Agreement may be served on a Party by posting it by pre-paid first class recorded delivery post to that Party’s address for service specified in this Clause, or to such other address for service within England as may be notified in accordance with Clause 24 to the Party effecting service.
As witness the hands of the duly authorised representatives of the Parties hereto the day and year first above written

Schedule 1 — Particulars of the Company and the Subsidiary

1	Particulars of the Company

	Date of incorporation:	14 July 2000

	Place of registration:	England and Wales

	Company registration number:	04036762

	Registered office:	188-196 Regent Street
London
W1R 6BT

	Authorised share capital:	12,211,556 ordinary shares of £1 each

	Issued share capital:	12,211,556 ordinary shares of £1 each

	Accounting reference date:	25 March

	Names and addresses of directors:	Nicholas Mather
Newells House
Newells Lane
Cutmill
Bosham
West Sussex
PO18 8PS

Katherine Anne Osborne
7 Foster Close
Cheshunt
Waltham Cross
Hertfordshire
EN8 9RZ

Alasdair Dunn
44 Welbeck Avenue
Highfield
Southampton
Hampshire
SO17 1SS

	Name and address of secretary:	Alasdair Dunn
44 Welbeck Avenue
Highfield
Southampton
Hampshire
SO17 1SS

	Name and address of auditors:	KPMG LLP

	Names of subsidiaries (if any):	Hobbies and Models Limited

2	Particulars of the Subsidiary

	Date of incorporation:	11 April 1975

	Place of registration:	England and Wales

	Company registration number:	01207167

	Registered office:	188 -196 Regent Street
London
W1R 6BT

	Authorised share capital:	£114,800

	Issued share capital:	74,000 A Ordinary Shares of £1 each
26,000 B Ordinary Shares of £1 each
1,480,000 C Ordinary Shares of £0.01 each

	Accounting reference date:	25 March

	Names and addresses of directors:	Nicholas Mather
Newells House
Newells Lane
Cutmill
Bosham
West Sussex
PO18 8PS

Alisdair Dunn
44 Welbeck Avenue
Highfield
Southampton
Hampshire
SO17 1SS

	Name and address of secretary:	Nicholas Mather
Newells House
Newells Lane
Cutmill
Bosham
West Sussex
PO18 8PS

	Names of subsidiaries (if any):	None

	Mortgages and charges:	None

Schedule 2 — Warranties
Part 1 — General warranties
1	Power to sell the Company

1.1	The Vendor has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Vendor in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any agreement or instrument to which the Vendor is a party or by which it is bound.
2	Shares in the Company and Subsidiary

2.1	The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Vendor is the sole legal and beneficial owner of the Shares.

2.3	The Shares are free from all Encumbrances.

2.4	No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5	No commitment has been given to create an Encumbrance affecting the Shares (or any unissued shares or debentures or other unissued securities of the Company) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.6	The Company:
(a)	does not hold or beneficially owns, or has agreed to acquire, any securities of any corporation save for the Subsidiary; or

(b)	has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has not, outside its country of incorporation, any branch or permanent establishment; or

(d)	has not allotted or issued any securities that are convertible into shares.
2.7	The Company has not at any time:
(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding Company (as that expression is defined in section 736 of the companies acts) as it would fall within sections 151 to 158 (inclusive) of the companies acts.

2.8	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

2.9	Save as disclosed in the Disclosure Letter, the Subsidiary has no assets or liabilities and is dormant.
3	Constitutional and corporate documents

3.1	All statutory books and registers of the Company have been properly kept in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

Information

3.2	All information contained in the Disclosure Letter is true and accurate and not misleading.

3.3	The particulars relating to the Company in this agreement are true and accurate and not misleading.
4	Compliance with laws

So far as the Vendor is aware, the Company has at all times conducted its business in accordance with all applicable laws and regulations.
5	Licences and consents

The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.
6	Insurance

6.1	Particulars of those insurance policies currently effected by the Company and set out in the Disclosure Letter are not misleading.

6.2	There are no material outstanding claims under, or in respect of the validity of any of those policies and so far as the Vendor is aware, there are no circumstances likely to give rise to any claim under any of those policies.

6.3	All the insurance policies are in full force and effect, are not void or voidable, and so far as the Vendor is aware, nothing has been done or not done which could make any of them void or voidable and completion will not terminate, or entitle any insurer to terminate, any such policy.
7	Power of attorney

7.1	There are no powers of attorney in force given by the Company.

7.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company business.

7.3	The Disclosure Letter sets out details of all persons who have authority to bind the Company in the ordinary course of business.

8	Disputes and investigations

8.1	The Company:
(a)	Is not engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(b)	Is not the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.
8.2	No director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraph 8.1(a) of this Schedule 2.

8.3	No such proceedings, investigation or inquiry as are mentioned in paragraph 8.1(a) or paragraph 8.1(b) of this Schedule 2 have been threatened and so far as the Vendor is aware, no such proceedings are pending and there are no circumstances likely to give rise to any such proceedings.

8.4	The Company is not affected by any existing or pending judgments or rulings and has not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.
9	Defective products and services

9.1	No proceedings have been served and so far as the Vendor is aware none are pending or have been threatened against the Company in which it is claimed that any products sold by the Company concerned are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

9.2	No proceedings have been served and so far as the Vendor is aware there are no outstanding liabilities or claims pending or threatened against the Company in respect of any services supplied by the Company for which the Company is or may become liable and no dispute exists between the Company and any of their respective customers.
10	Customers and suppliers

10.1	In the 12 months ending with the date of this Agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:
(a)	The loss of any of its customers or suppliers of significance; or

(b)	A reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c)	A change in the terms on which it trades with or is supplied by any of its customers or suppliers.
11	Competition

11.1	The definition in this paragraph applies in this agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

11.2	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and no director is engaged in any activity which would be an offence or infringement under any such competition law.

11.3	The Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

11.4	No such investigation, inquiry or proceedings as mentioned in paragraph 11.3 of this Schedule 2 have been threatened or are pending and so far as the Vendor is aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

11.5	The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies which affect the conduct of the business.

11.6	The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under article 88 of the EC treaty for decision declaring such aid to be compatible with the common market.
12	Contracts

12.1	The definition in this paragraph applies in this agreement.

Material Contract: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

12.2	Except for the agreements and arrangements disclosed, the Company is not a party to or subject to any agreement or arrangement which:
(a)	Is a Material Contract; or

(b)	Is of an unusual or exceptional nature; or

(c)	Is not in the ordinary and usual course of business of the Company; or

(d)	May be terminated as a result of any change of control of the Company; or

(e)	Restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)	Involves agency or distributorship; or

(g)	Involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h)	Is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(i)	Cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(j)	Involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £20,000; or

(k)	Requires the Company to pay any commission, finders’ fee, royalty or the like; or

(l)	Is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(m)	Is not on arm’s length terms; or

(n)	Provides for payments or other dealings in or calculated by reference to the euro.
12.3	Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and so far as the Vendor is aware no other party to a Material Contract has defaulted under or in any material respect breached such a contract.

12.4	No notice of termination of a Material Contract has been received or served by the Company and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.
13	Transactions with the Vendor

13.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:
(a)	The Vendor or any member of the Vendor’s Group or person connected with the Vendor; or

(b)	Any director of a member of the Vendor’s Group or any person connected with such a member or director.
13.2	Neither the Vendor, nor any person connected with the Vendor, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Vendor or a person connected with the Vendor would otherwise be entitled.
14	Finance and guarantees

14.1	The Company has no borrowings other than Company Indebtedness.

14.2	Save for the Company Charges no guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

14.3	The Company does not have any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

14.4	The Company has not:
(a)	Factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the accounts; or

(b)	Waived any right of set-off it may have against any third party.

14.5	No debt included in the Accounts or which has subsequently arisen in favour of the Company has arisen otherwise than in the ordinary course of trade of the Company.

14.6	No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.

14.7	The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

14.8	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.
15	Insolvency

15.1	The Company:
(a)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the Company concerned; and

(b)	Has not stopped paying its debts as they fall due.
15.2	No step has been taken to initiate any process by or under which the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented or a person is appointed to manage the affairs, business and assets of the Company.

15.3	In relation to the Company:
(a)	No administrator has been appointed;

(b)	No documents have been filed with the court for the appointment of an administrator; and

(c)	No notice of an intention to appoint an administrator has been given by the Company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of schedule bi to the Insolvency Act 1986).
15.4	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the Company’s creditors, shareholders or other contributors.

15.5	No distress, execution or other process has been levied on an asset of the Company.
16	Assets

16.1	The Company is the full legal and beneficial owner without encumbrance of, and has good and marketable title to and has possession and control of all the assets included in the Accounts, any assets acquired since the Accounts Date and all other assets used by the Company, except for those disposed of since the Accounts Date in the normal course of business.

16.2	The Purchaser’s acquisition of the Shares and entry into this Agreement shall afford it all rights and assets both tangible and intangible sufficient to enable the Company to conduct the Business hereafter in the manner in which it has been conducted immediately prior to Completion.

17	Condition of plant and equipment and stock in trade

The stock-in-trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a buyer save for promotional discounting in the ordinary course.
18	Environmental

18.1	The definitions in this paragraph apply in this agreement.

Hazardous Substances means any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the Environment.

Environment means air, water and land, all living organisms and natural or man-made structures.

Environmental Law means any law in so far as it relates to Environmental Matters.

Environmental Matters means the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste.

Waste means all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

18.2	All permits, consents and licences required or issued under Environmental Law which are necessary for carrying on the Business are in full force and effect and have been complied with and so far as the Vendor is aware there are no circumstances (including, but not limited to, the sale of the Shares to the Purchaser) likely to give rise to the modification, suspension or revocation of or lead to the imposition of unusual or onerous conditions on, or to prejudice the renewal of any of those permits, consents or licences.

18.3	So far as the Vendor is aware, the Company has at all times complied with all Environmental Laws in all material respects.

18.4	No proceeding or action relating to Environmental Law has been taken, is so far as the Vendor is aware pending or threatened against the Company or any employees, directors or officers of the Company by any competent authority or any other person.
19	Intellectual Property Rights

19.1	Complete and accurate particulars are set out in Part 2 of Schedule 4 of all registered Intellectual Property Rights (including applications for such rights) owned by the Company.

19.2	The Data Room contains particulars of material licences, agreements, authorisations and permissions granted in writing under which:
(a)	the Company uses or exploits Intellectual Property Rights owned by any third party; or

(b)	the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

19.3	Except as referred to in the immediately preceding sub-paragraph, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 2 of Schedule 4, free from all Encumbrance.

19.4	The Company does not require any Intellectual Property Rights other than those set out in Schedule 4 in order to carry out its activities.

19.5	The Intellectual Property Rights set out in Part 2 of Schedule 4 are, so far as the Vendor is aware, subsisting and so far as the Vendor is aware nothing has been done or not been done as a result of which any of them has ceased to be subsisting. In particular:
(a)	all application and renewal fees for the maintenance or protection of such rights have been paid on time;

(b)	so far as the Vendor is aware all material confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

(c)	no mark, trade name or domain name identical or similar to any of the Intellectual Property Rights set out in Part 2 of Schedule 4 has been registered, or so far as the Vendor is aware is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name; and

(d)	so far as the Vendor is aware there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership or use of such rights.
19.6	So far as the Vendor is aware there has been no infringement by any third party of any Intellectual Property Right set out in Part 2 of Schedule 4, nor any third party breach of confidence or passing off in relation to the business and assets of the Company and no such infringement, breach of confidence or passing off is, so far as the Vendor is aware, current or anticipated.

19.7	The activities of the Company have neither:
(a)	infringed the Intellectual Property Rights of any third party; nor

(b)	constituted any breach of confidence or passing off in relation to any third party, in either case in any country in which the Company is trading.
19.8	A Change of Control of the Company will not result in the termination of, or have a material affect on any of the Intellectual Property Rights set out in Schedule 4.

20	Information technology

20.1	The definitions in this paragraph apply in this Agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company located at the Property through which the Business is carried on together with the SAGE franchise system software and related server wheresoever situate.

20.2	The IT System has been properly maintained, is in good working order and is sufficient for the purposes of the Business as currently carried on by the Vendor.

20.3	The Company is the registered owner of the domain name utilising the name Bear Factory. So far as the Vendor is aware, the Company owns or has sufficient licences to use the Intellectual Property in the software code relating to the operation of the associated website.

21	Employees, etc.

21.1	Particulars of Employees

The particulars of all Employees annexed to the Disclosure Letter show the name of the relevant Vendor Group Company that employs them, the job title, date of commencement of employment, type of contract (whether full or part-time or other) and date of birth of every Employee.

21.2	Remuneration and benefits

The particulars annexed to the Disclosure Letter show all remuneration and other benefits:
(a)	actually provided; and

(b)	which the Company is bound to provide (whether now or in the future);

to each Employee.
21.3	Notice periods

The terms of employment of all Employees are such that their employment may be terminated by not more than three months’ notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

21.4	Changes since the Accounts Date

Since the Accounts Date the Company has not made any changes to the emoluments or benefits of or any bonus to any of their respective Employees and the Company is under no obligation to make any such changes with or without retrospective operation.

21.5	Claims by Employees

No past or present Employee (or any employee of a predecessor in business) has any claim or right of action against the Company including (but not limited to) any claim:
(a)	in respect of any accident or injury which is not fully covered by insurance; or

(b)	for breach of any contract of service or for services; or

(c)	for loss of office or arising out of or connected with the termination of his office or employment; or

(d)	under any legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and so far as the Vendor is aware any claim arising under European treaty provisions or directives and no event or inaction has occurred which could or might give rise to any such claim of which the Company is aware.

21.6	Miscellaneous

21.6.1	Every Employee who requires a work permit to work in the United Kingdom has a current work permit or other permission and all necessary permission to remain in the United Kingdom.

21.6.2	The acquisition of the Shares by the Purchaser will not enable any Employee to terminate his/her employment or receive any payment or other benefit.

21.6.3	Neither the Vendor nor the Company is involved in any industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees and so far as the Vendor is aware there is nothing likely to give rise to such a dispute or claim other than the Employee Transfer.

21.6.4	No subject access requests made to the Vendor or the Company by Employees are outstanding and the Vendor and the Company have complied in all material respects with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to the Employees.

21.6.5	Neither the Vendor nor the Company will seek to procure that an Employee ceases to work for the Company (whether by resignation or otherwise).

21.6.6	There are no sums owing to or from any Employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

21.6.7	Neither the Vendor nor the Company has offered, promised or agreed to any future variation in the employment contract of any Employee.

21.6.8	In respect of each Employee, the Vendor and the Company have:
(a)	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether arising under contract, statute, at common law or in equity or so far as the Vendor is aware under any treaties including the EC Treaty or laws of the European Community or otherwise; and

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

(c)	maintained adequate, suitable and up to date records.
22	Pensions

22.1	Particulars

22.1.1	The Vendor’s Group Personal Pension Scheme operated by Scottish Equitable (Pension Scheme) is the only arrangement (other than the State benefits system) under which the Employing Company has any obligation to provide or contribute towards retirement and death benefits in respect of the Employees and no proposal or announcement has been made to any Employee about the introduction of any arrangement to provide such benefits.

22.1.2	The Vendor has provided the Buyer with:
(a)	a list of all Employees in respect of whom it contributes to the Pension Scheme; and

(b)	details of the liability of the Employing Company to contribute to the Pension Scheme in respect of those Employees.
22.1.3	All contributions for the period up to Completion due from the Employing Company to the Pension Scheme in respect of Employees have been paid and, apart from the liability to contribute referred to at paragraph 22.1.2, the Employing Company has no liability to contribute to or in respect of the Pension Scheme in any respect.

22.1.4	The Employing Company has facilitated access for the Employees who are not members of the Pension Scheme to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

22.1.5	No proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement of any pension, lump sum, death, ill health, disability or accident benefit.

22.1.6	So far as the Vendor is aware, no claims or complaints have been made or are pending or threatened in relation to the Pension Scheme or in respect of the provision of (or failure to provide) pension, lump sum, death, ill health, disability or accident benefits in relation to any of the Employees and so far as the Vendor is aware there is no fact or circumstance likely to give rise to such claims or complaints.

23	Property

23.1	The definitions in this paragraph apply in this agreement.

Current Use: the use for each Leasehold Property as set out in the Leases.

Lease: the lease under which each Leasehold Property is held and ‘Leases’ shall be construed accordingly.

Leasehold Properties: the leasehold Properties set out in Schedule 3 and Leasehold Property means any one of them or part of parts of any one of them.

Previously-Owned Land and Buildings: land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

Planning Acts: the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004; and any other legislation from time to time regulating the use or development of land.

Properties: the Leasehold Properties and Property means any one of them or any part or parts of any one of them.

Property Statutes: the Public Health Acts; the Occupiers Liability Act 1957; the Offices, Shops and Railway Premises Act 1963; the Health and Safety at Work etc. Act 1974; the Control of Pollution Act 1974; the Occupiers Liability Act 1984; the Environmental Protection Act 1990; the Construction (Design and Management) Regulations 1994; the Environmental Protection Act 1995; the Disability Discrimination Act 1995; the Control of Asbestos at Work Regulations 2002; and all regulations, rules and delegated legislation under, or relating to, such statutes.

Statutory Agreement: an agreement or undertaking entered into under Section 18 of the Public Health Act 1936; Section 52 of the Town and Country Planning Act 1971; Section 33 of the Local Government (Miscellaneous Provisions) Act 1982; Section 106 of the Town and Country Planning Act 1990; Section 104 of the Water Industry Act 1991; and any other legislation (later or earlier) similar to these statutes.

23.2	The particulars of the Properties set out in Schedule 3 are true, complete and accurate.

23.3	The Properties are the only land and buildings owned, used or occupied by the Company.

23.4	So far as the Vendor is aware the Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in any land or buildings other than the Properties.

23.5	The Company is solely legally and beneficially entitled to each of the Properties and confirms that so far as it is aware each of the Properties has a good and marketable title which for the avoidance of doubt means that each of the Properties are able to be used for the Current Use and there is nothing in the title which would prevent the transfer or charging of any of the Leases in the open market in the jurisdictions that they are located save as provided for in the terms of each Lease

23.6	The Vendor is not aware of any actual or contingent liability in respect of Previously-Owned Land and Buildings.

23.7	Neither the Company, nor any company that is or has at any time been a subsidiary of the Company, has given any guarantee or indemnity for any liability relating to any of the Properties.

23.8	The Vendor is not aware of any circumstance that could render any transaction affecting the title of the Company to any of the Properties liable to be set aside under the Insolvency Act 1986.

23.9	There are no insurance policies relating to the Company’s title to the Lease for each of the Properties with the deeds.

23.10	So far as the Vendor is aware, in relation to each Lease, each lessee, tenant, licensee or occupier has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and as far as the Vendor is aware there has not been any waiver of or acquiescence to any breach of them.

23.11	In relation to each Lease, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each Lease (Lease Sums) have been paid as and when they became due and no Lease Sums have been:
(a)	Set off or withheld; or

(b)	Commuted, waived or paid in advance of the due date for payment.
The Properties are not the subject of any agreement for sale, option, right of pre-emption or right of first refusal save as provided for in the Leases

23.12	The Company has not received written notice that there has been a breach of any covenant, restriction, stipulation and other encumbrance affecting the Properties.

23.13	So far as the Vendor is aware there are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Properties.

23.14	The Vendor is not aware of any matters which are registered as local land charges or, although not registered, are capable of registration as local land charges.

23.15	No claim or liability (contingent or otherwise) under the Planning Acts in respect of the Properties, or any Statutory Agreement affecting the Properties, are outstanding, nor are the Properties the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Properties, and the Company is not aware of any matter or circumstances which would lead to any such notice, order, resolution or proposal.

23.16	The Company has not received notice of any breach of any applicable statutory and bye- law requirement or any regulation, rule and delegated legislation, relating to the Properties and their current use, including (without limitation) all requirements under the Property statutes.

23.17	Each of the Properties is in a state of repair and condition sufficient to enable the Current Use to be carried out therefrom

23.18	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

23.19	There exists no dispute between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Properties.

24	Accounts

24.1.1	The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the law of that jurisdiction.

24.2	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors’ report(s) required to be annexed to the Accounts is unqualified.

24.3	The Accounts show a true and fair view of the affairs of the Company as at the Accounts Date and of the profit and loss of the Company for the financial year ended on that date.

24.4	The Accounts have been filed and laid before the Company in general meeting in accordance with the requirements of the Companies Acts.

24.5	The profit and loss accounts set out in the Management Accounts have been prepared on a consistent basis and fairly reflect in all material respects the financial and trading position of the Company as at the date to which they were prepared, except in the following respects:
(a)	taxation;

(b)	interest;

(c)	group management charges;

(d)	amortisation of goodwill;

(e)	cost of sales;

(f)	foreign currency movements;

(g)	any group provisions or adjustments which have been processed through the management accounts of the Company; and

(h)	the Company’s concession at the Vendor’s store in Regent Street, London was not included in the Management Accounts until April 2005.

25	Financial and other records

25.1	All financial and other records of the Company:
(a)	Have been properly prepared and maintained;

(b)	Constitute an accurate record of all matters required by law to appear in them;

(c)	Do not contain any material inaccuracies or discrepancies; and

(d)	Are in the possession of the Company.
25.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

25.3	All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the companies acts.

25.4	All deeds and documents belonging to the Company are in the possession of the Company.

26	Changes since Accounts Date

26.1	Since the Accounts Date:
(a)	The Company has conducted its business in the normal course and as a going concern;

(b)	There has been no material adverse change in the turnover, financial or trading position of the Company;

(c)	The Company has not issued or agreed to issue any share or loan capital;

(d)	No dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(e)	Save in respect of the costs of the Refit and Refresh Programme relating to the Company’s stores (which has now been completed), details of which are set out in the Data Room, the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £25,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £25,000;

(f)	No shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

(g)	There has been no abnormal increase or reduction of stock in trade;

(h)	None of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts; and

(i)	Save for promotional discounts in the ordinary course, the Company has not offered price reductions or discounts or allowances on sales of stock in trade, or sold stock in trade at less than cost price.

27	Effect of Sale of Shares

Neither the acquisition of the Shares by the Purchaser nor compliance with the terms of this Agreement will:
(a)	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of the Shares by the Purchaser; or

(b)	so far as the Vendor is aware result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

(c)	so far as the Vendor is aware result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition.
Part 2 Tax Warranties
28	General

28.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Tax Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted, were accurate and complete in all material respects when supplied and remain accurate and complete in all material respects and there is no open material dispute with a Tax Authority.

28.2	All Tax for which the Company is or has been liable or is liable to account for has been duly paid (insofar as such Tax ought to have been paid).

28.3	The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

28.4	The Company has not paid since the date of its incorporation nor is liable to pay any material penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statue.

28.5	The Company has not within the past 12 months been subject to any non routine visit, audit, investigation (so far as the Warranties are aware), discovery or access by any Taxation Authority.

28.6	The amount of Tax chargeable on the Company during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Tax Authority.

28.7	All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

28.8	The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts.

28.9	The Company is not liable to pay to any person (including any Tax Authority) Tax of any other person where that other person has failed to discharge liability to Tax.

28.10	The Company has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Account Date or acquired since that date but prior to Completion.

29	Capital allowances

29.1	No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by the Company under the Capital Allowances Act 2001 (or any other legislation relating to capital allowances).

30	Distributions

30.1	No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made by the Company in the last six years except dividends shown in the Company’s Audited Accounts and the Company is not bound by law to make any such distribution.

30.2	No rents, interest, annual payments or other sums of an income nature paid by the Company or which the Company is under an existing obligation to pay in the future are wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

30.3	The Company has not within the last six years been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

31	Loan Relationships

31.1	All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company

31.2	There are no circumstances whether arising in respect of a period before or after Completion in connection with the making of any loan by the Company prior to Completion whereunder Section 419 ICTA could take effect.

32	Close companies

The Company is not and has not within the last six years been a close company within the meaning of sections 414 and 415 of ICTA 1988.

33	Intangible assets

33.1	For the purposes of this paragraph 33, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 and references to an intangible fixed asset shall be construed accordingly.

33.2	No claims or elections have been made by the Company under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company.

33.3	Since the Accounts Date:
(a)	the Company does not own an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

(b)	the Company has not realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and

(a)	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.
34	Company Residence and Overseas Interests

34.1	The Company has since incorporation been resident in the United Kingdom for corporation tax purposes and has not at any time since incorporation been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.

35	Overseas Interests

35.1	The Company does not hold any interest in a controlled foreign company within section 747 of ICTA 1988, and the Company does not have any material interest in an offshore fund as defined in section 759 of ICTA 1988.

35.2	The Company does not have a permanent establishment outside the UK.

36	Transfer Pricing

The Company has not received any notice of enquiry from HM Revenue & Customs in relation to section 770A of, or Schedule 28AA to, ICTA 1988 in respect of non-arm’s length dealings by the Company and, so far as the Seller is aware, there are no circumstances existing at Completion which will give rise to an adjustment by HM Revenue & Customs under section 770A of, or Schedule 28AA to, ICTA 1988.

37	VAT

37.1	The Company is a taxable person and is duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs and the Company is not under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

37.2	All supplies made by the Company are taxable supplies and the Company has not been denied credit for input tax by reason of the operation of sections 25 and 26 of the VATA 1994 in the last three years.

37.3	The Company is not or has not been for VAT purposes a member of any group of companies (other than the group comprising the Company and the Subsidiary alone) and, so far as the Vendor is aware, no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given by a Tax Authority under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group.

37.4	For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company or any relevant associates of the Company (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has only exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) in respect of those Properties listed (as having been the subject of such an election) in Schedule 3:
(a)	such elections have effect and any notification and information required by paragraph 3(6) of Schedule 10 to the VATA 1994 have been given and any permission required by paragraph 3(9) of Schedule 10 to the VATA 1994 has been properly obtained; and

(b)	no election has been disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2(3AA) of Schedule 10 to the VATA 1994.
37.5	The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

37.6	The Company has not made any claim for bad debt relief under section 36 of the VATA 1994 in the last three years.

38	Stamp duty and stamp duty land tax

38.1	Any document that may be necessary to prove the title of the Company to any asset which is owned by the Company at Completion or any document which the Company needs to enforce or produce in evidence in the UK is duly stamped for stamp duty purposes.

38.2	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

38.3	There is no chargeable interest (as defined under section 18, Finance Act 2003) acquired or held by the Company before Completion in respect of which the Warrantors are aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax will require to be made on or after Completion.

38.4	The Company is not the purchaser in relation to a land transaction to which section 51 of the Finance Act 2003 applies.

Schedule 3 — Particulars of the Property

Current Annual Rent
							Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Date of Lease/ Underlease and Parties	commencement	Dates
1	Aberdeen Unit 30 Bon Accord Centre	The Bear Factory Limited	The Bear Factory Limited	None	Not applicable	Registered date 21 January 2003 made between Bon Accord (Aberdeen) Limited and Bon Accord (Aberdeen) (No. 2) Limited (1) and The Bear Factory Limited (2)	15 years commencing on 30 August 2002	£164,000 per annum Rent review on 29 September 2007 and 29 September 2012

2	Basingstoke Unit 17a Festival Place	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	6 October 2003 made between Grosvenor Basingstoke Properties Limited and Grosvenor Basingstoke Management Limited (1) and The Bear Factory Limited (2)	15 Years commencing on 22 October 2002	£90,000 per annum Rent review on 22 October 2007 and 22 October 2012

3	Bluewater Unit L072 Lower Level South Mall Kent	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	3 August 2001 made between Blueco Limited (1) and The Bear Factory Limited (2)	15 years from 24 June 2001	£217,500 per annum Rent review on 24 June 2006 and 24 June 2011

4	Brighton Unit 56 Churchill Square East Sussex	DSG Retail Limited	The Bear Factory Limited	None	ESX274189	12 January 2000 made between the Standard Life Assurance Co (1) and DSG Retail Limited (2)	15 years commencing 29 September 1998	£148,000 Rent review on 29 September 2008

						Date of Lease/		Current Annual Rent
						Underlease and	Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Parties	commencement	Dates
5	Bristol Unit BG1 and Basement storage Unit BM4 The Galleries (underlease)	The Bear Factory Limited	The Bear Factory Limited	None	BL78309	13 October 2000 between Norwich Union Life & Pensions Limited (1) and The Bear Factory Limited (2)	15 years commencing on 1 September 2000	£145,000 — TBC Rent review on 1 September 2005 and 1 September 2010

6	Birmingham Bull Ring SU330 Level 3 Bull Ring	The Bear Factory Limited	The Bear Factory Limited	None	WM873762	19 May 2004 made between Bull Ring No. 1 Limited and Bull Ring No. 2 Limited (1) and The Bear Factory Limited (2)	15 years from 24 June 2003	£209,000 together with turnover rent of 10% of turnover exceeding the basic yearly rent Rent review on 24 June 2008 and 24 June 2013

7	Cardiff 15 St Davids Way	British Shoe Corporation Limited	The Bear Factory Limited	None	WA275848	16 February 1984 between Heron Cardiff Properties Limited (1) and British Shoe Corporation Limited (2)	25 years commencing on 24 June 1981	£106,000

8	Chester 20 Newgate Row Grosvenor Shopping Centre (underlease)	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	20 September 2002 made between Grosvenor Centre Limited (1) and The Bear Factory Limited (2)	15 years from the 24 June 2002	£139,000 Rent review on 24 June 2007 and 24 June 2012

Current Annual Rent
						Date of Lease/	Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Underlease and Parties	commencement	Dates
9	Cribbs Causeway Unit LR14 Lower Level The Mall South Gloucestershire	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	20 July 2001 and made between the Prudential Insurance Company Limited (1) and The Bear Factory Limited (2)	Commencing on 20 July 2001 and expiring on 23 June 2016	Basic rent per annum £197,500 and 10% of turnover to the extent that exceeds the basic rent Rent review on 24 June 2006 and 24 June 2011

10	Dundrum Level 3 Dundrum Town Centre Dublin 16	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	[There is only an agreement for lease, the lease has not been completed][

						Agreement for Lease dated 15 November 2005 and made between Crossridge Investments Limited (1) and The Bear Factory trading as “The Bear Factory” (2)	25 years	€216,000 Rent review on the quarter day (being 1 January, 1 April, 1 July and 1 October) immediately preceding the term commencement date on the 5th, 10th, 15th, 20th and 25th year of the Term.

11	Dudley Unit U92 Phase 5 Merry Hill Centre West Midlands	Hobbies and Models Limited (t/a Toy Stack)	The Bear Factory Limited	None	Not registered	5 February 1999 and made between Chelsfield MH Investments Limited (1) and Hobbies and Models Limited (t/a Toy Stack) (2)	20 years commencing on 24 June 1998	£180,000 Rent review on 24 June 2008 and 24 June 2013

Current Annual Rent
						Date of Lease/	Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Underlease and Parties	commencement	Dates
12	Edinburgh RU43 Ocean Terminal Leith	The Bear Factory Limited	The Bear Factory Limited	None	Not applicable	Registered dated 2 June 2003 made between Ocean Terminal Limited (1) and The Bear Factory Limited (2)	From 21 October 2002 expiring on 13 October 2012	Rent is the higher of the Base Rent and the Turnover Rent (Turnover Rent is 10% of Turnover in a year excluding VAT) Rent review on 21 October 2007

13	Glasgow Unit 17 Buchanan Galleries	Hobbies and Models Limited	The Bear Factory Limited	None	Not applicable	Registered date 6 December 2000 made between AMP Buchanan Plc and Bredero Buchanan Plc and (1) Hobbies and Models Limited (2)	From 1 February 1999 expiring on 25 December 2023	£163,000 Rent review on 25 December 2008, 25 December 2013 and 25 December 2018

14	Glasgow Unit 67 Braehead Shopping Centre	The Bear Factory Limited	The Bear Factory Limited	None	Not applicable	Registered date 1 July 2003 made between Braehead Glasgow Limited and Braehead Park Investments Limited (1) and The Bear Factory Limited (2) (the Retail Lease)	15 years from 24 June 2002	£190,000 and 10% of turnover to the extent that exceeds the basic rent Rent review on 24 June 2007 and 24 June 2012

Current Annual Rent
						Date of Lease/	Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Underlease and Parties	commencement	Dates
15	Glasgow Storage Unit Braehead Shopping Centre	The Bear Factory Limited	The Bear Factory Limited	None	Not applicable	Registered date 18 March 2004 made between Braehead Glasgow Limited and Braehead Park Investments Limited and (1) and The Bear Factory Limited (2)	From 3rd February 2003 to the earlier of 23rd June 2017 and the date the Retail Lease ceases to be vested in The Bear Factory Limited unless the Retail Lease is replaced by another lease in the Braehead Shopping Centre	£1,395 per annum Rent Review on 24 June 2007 and 24 June 2012

16	Kingston Unit 57 The Bentall Centre Kingston Upon Thames	Hobbies and Models Limited	The Bear Factory Limited	None	Not registered	4 April 1996 made between The Norwich Union Life Insurance Society (1) and Hobbies and Models Limited (2)	15 years from 1 August 1992	£74,000

17	Manchester Unit L5 The Trafford Centre	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	28 September 2001 made between The Trafford Centre Limited (1) and The Bear Factory Limited (2)	15 years from and including 31 July 2001	Basic rent of £235,000 and 12.5% of turnover to the extent that exceeds the basic rent Rent review on 31 July 2006 and 31 July 2011

Current Annual Rent
						Date of Lease/	Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Underlease and Parties	commencement	Dates
18	Metro Centre Unit 87 Ground Floor Tyne and Wear	British Shoe Corporation Limited	The Bear Factory Limited	None	TY218668	27 October 1988 made between the Church Commissioners for England (1) and British Shoe Corporation Limited (2)	24 1/4 years from 24 June 1988, up to and including 28 September 2012	£205,000 head rent (sublet income of £75,000 p.a. receivable) Rent review on 29 September 2006

19	Milton Keynes Unit SU15 Ground Floor Level Midsummer Place Bucks	The Bear Factory Limited	The Bear Factory Limited	Hamleys plc	Not registered	28 March 2001 made between Universities Superannuation Scheme Limited (1) and The Bear Factory Limited (2) and Hamleys plc (3)	15 years commencing on 24 June 2000	£145,000 per annum plus 8% of the turnover exceeds the basic rent Rent review on 24 June 2005 and 24 June 2010 The 2005 rent review is currently being negotiated

20	Norwich Unit UG03 Upper Ground Floor level Chapelfield	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	[There is only an agreement for lease, the lease has not been completed.]

						Agreement for lease dated 17 December 2003 made between Lendlease Norwich Limited (1) and Chapelfield GP Limited (2) and The Bear Factory Limited (3)	Proposed 15 years from the quarter day before the centre opening date	£130,000 per annum Rent review on each 5th anniversary of the commencement of the term

Current Annual Rent
						Date of Lease/	Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Underlease and Parties	commencement	Dates
21	Nottingham Unit 306 and storage unit Victoria Centre	Hobbies & Models Limited (t/a Toy Stack)	The Bear Factory Limited	None	Not registered	7 November 1997 made between Dusco (UK) Limited (1) and Hobbies & Models Limited (t/a Toy Stack) (2)	10 years from 29 September 1997	£107,850

22	Reading U33 Riverside Level Oracle Shopping Centre	The Bear Factory Limited	The Bear Factory Limited	None	BK387157	5 July 2001 made between Oracle Shopping Centre Limited and Oracle Nominees Limited (1) and The Bear Factory Limited (2) (underlease)	15 years commencing on 24 June 2001	Basic rent is £137,500 plus 10% of turnover received over and above the basic rent Rent review on 24 June 2006 and 24 June 2011

23	Reading Storage Unit For Unit 33 at Riverside Level Oracle Shopping Centre	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	5 July 2001 made between Oracle Shopping Centre Limited and Oracle Nominees Limited (1) The Bear Factory Limited (2)	15 years commencing on the 24 June 2001	£15,000 Rent review on 24 June 2006 and 24 June 2011

Current Annual Rent
						Date of Lease/	Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Underlease and Parties	commencement	Dates
24	Sheffield Unit 75 (29 High Street) The Meadowhall Centre	Stead & Simpson Limited	The Bear Factory Limited	Hamleys plc	SYK355037	1 March 1995 made between Meadowhall Centre Limited (1) and Stead & Simpson Limited (2)	30 years commencing on 24 February 1995 and expiring on 3 September 2025	£280,000

Rent review on 25 December 2004, 2009 and 2014, 2019 and 2024

The rent is subject to a turnover rent plus 10% of turnover received over and above the basic rent

[The 2004 rent review currently being negotiated]

25	Solihull Unit 37A Touchwood West Midlands	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	10 December 2001 made between Capita (LLRP) Trustee Limited and Lendlease Retail Partnership (1) and The Bear Factory Limited (2)	15 years from and including 24 June 2001	£140,000 Rent review on 24 June 2006 and 24 June 2011

26	Stirling Unit 8 Marches Mall Thistle Shopping Centre	The Bear Factory Limited	The Bear Factory Limited	None	Not applicable	Registered date 1 September 2003 and made between The Standard Life Assurance Company (1) and The Bear Factory Limited (2)	15 years from 21 October 2002	£80,000 Rent review on 21 October 2007 and 21 October 2012

Current Annual Rent
						Date of Lease/	Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Underlease and Parties	commencement	Dates
27	Telford Basement and Ground Floors Unit 20 Sherwood St Telford Shopping Centre	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	12 March 2003 made between Telford Keystone Estates (No. 1) Limited and Telford Keystone Estates (No. 2) Limited (1) and The Bear Factory Limited (2)	15 years from 1 July 2002	£110,000 Rent Review on 1 July 2007, 1 July 2012 and 1 July 2017

28	Watford 43 The Harlequin Shopping Centre Watford	Hobbies and Models Limited (t/a Toy Stack)	The Bear Factory Limited	None	HD420443	2 March 1994 made between Capital & Counties Plc (1) and Hobbies and Models Limited (t/a Toy Stack) (2)	25 1/4 years from 29 September 1991	£221,750 8% of the amount by which the turnover exceeds the basic rent Rent review on 29 September 2006, 29 September 2011 and 29 September 2016

29	Watford Storage Unit No 20 The Harlequin Shopping Centre	Hobbies and Models Limited	The Bear Factory Limited	None	Not registered	27 October 2000 made between CSC Properties Limited (1) and Hobbies & Models Limited (2)	5 years commencing on 25 March 2000 (and including)	£11,430 No rent review

Current Annual Rent
						Date of Lease/	Length of term and	and Rent Review
No.	Address	Original Tenant	Current Tenant	Guarantor	Title No.	Underlease and Parties	commencement	Dates
30	West Thurrock Unit 283 Lakeside	Hobbies and Models Limited (t/a Toy Stack)	The Bear Factory Limited	None	EX500102	2 March 1994 made between Capital & Counties plc (1) and Hobbies and Models Limited (t/a Toy Stack) (2)	25 1/4 years from 24 June 1993	£276,000 rack rent equating to £220,800 base rent together with 8% that the annual turnover exceeds the basic rent Rent review of the basic rent on 24 June 2008, 24 June 2013 and 24 June 2018

31	West Quay Unit SU52 West Quay Shopping Centre Above Bar Southampton	The Bear Factory Limited	The Bear Factory Limited	None	Not registered	5 June 2001 made between West Quay Shopping Centre Limited (1) and The Bear Factory Limited (2)	15 years from 29 September 2000	£140,000 per annum together with 10% of the annual turnover that exceeds the basic rent Rent review on 29 September 2005 and 29 September 2010

Schedule 4 — Particulars of Intellectual Property Rights
(All registrations or applications are in the name of the Company unless otherwise stated)
1	Licences/assignments granted by the Company

The Marks referred to below are the “Bear Factory”, “The Bear Factory”, “BF” and “Ted the Tailor” trade marks and all other trade or service marks or names or logos and designs specified in the franchise manual.

Brief description		Terms of agreement		Parties to agreement
of rights granted	Territory	Price	Period	Provider	Recipient
Franchise Agreement granting rights in the Marks	Kuwait, Saudi Arabia, UAE, Bahrain, Qatar and Lebanon	Royalties	10 Years from 14 May 2002	The Bear Factory Limited	Alshaya Trading Co W.L.L.

Franchise Agreement granting rights in the Marks	Turkey	Royalties	10 Years	The Bear Factory Limited	Alshaya Trading Co W.L.L.

Franchise Agreement granting rights in the Marks	Switzerland	Royalties	10 Years from 29 March 2003	The Bear Factory Limited	Waldmeier AG

Franchise Agreement granting rights in the Marks	Stockholm	Royalties	5 Years from 22 April 2002	The Bear Factory Limited	Baugur Sverige AB

Franchise Agreement granting rights in the Marks	Cyprus and Greece	Royalties	10 Years from 27 August 2003	The Bear Factory Limited	Maria Xenophontos Ioannou and Xenofoula Xenophontos
2	Registered and Pending Trade Marks
[This schedule is very large and has been circulated separately]

Schedule 5- Completion Accounts
1	Preparation of Completion Accounts
1.1	The Completion Accounts and the net current asset statement shall be prepared:
(a)	under the historical cost convention and in accordance with the specific provisions of paragraph 2 of this Schedule;

(b)	subject to paragraph (a) above, on a basis consistent with the accounting principles, policies and practices (including similar judgments made on matters of judgement) used in the preparation of the Accounts; and

(c)	(so far as not inconsistent with paragraphs (a) and (b) above) in accordance with United Kingdom accounting standards and generally accepted accounting principles.
1.2	For the avoidance of doubt paragraph (a) shall take precedence over paragraph (b) and paragraph (c) shall take precedence over paragraph (b).
1.3	The Completion Accounts will be prepared on the basis that the business of the Company and the Subsidiary carried on at the Completion Date will be continued in the same manner thereafter and without regard to the consequences of any changes in the nature or conduct of such business or in the scale of its activities, product range or methods of operation or of any other changes whatsoever which are proposed, introduced or take effect on or after the Completion Date.
1.4	The Completion Accounts shall take the form set out in the pro-formas in paragraph 3 of this schedule.
1.5	The estimated Net Current Asset Value will be derived in respect of the specific line headings set out in the ‘Net Current Asset Value’ pro-forma in paragraph 3 of this schedule.
2	Specific Accounting Treatments
The following specific accounting treatments shall be applied in the preparation of the Completion Accounts:
2.1	Stock will be valued at the lower of invoice cost (including freight and duty) and net realisable value. Stock includes:
(a)	all stock purchased by the Company located at the Company’s stores and concessions (including at the Vendor’s store in Regent Street, London) and at the Vendor’s warehouse.

(b)	stock in transit and any provisions consistent with the Company’s Accounting Principles.
2.2	Debtors shall include those relating to franchises, concessions, internet sales and any other debtors arising in the normal course of the Company’s business and shall be net of any bad debt provision.
2.3	Prepayments shall include those relating to rental payments, service charge payments and any other prepayments arising in the normal course of the Company’s business.

2.4	Trade Creditors shall consist of those arising in the normal course of the Company’s business.
2.5	Sundry Creditors and Accruals shall include VAT control account, rent free prepayments, net deferred freight and duty accruals and any other accruals arising in the normal course of the Company’s business.
2.6	No accrual will be made for potential costs relating to the closure of stores.
2.7	For the avoidance of doubt, the following shall be excluded from the Completion Accounts:
(a)	all cash including cash balances and overdrafts for all bank accounts in the Company’s name

(b)	Intercompany balances

(c)	Corporation Tax and deferred taxation
3	Pro-formas
3.1	The numbers contained in the Pro-formas below are for example purposes only and relate to the Company’s balance sheet as at December 2005 as provided in the data room.

3.2	Fixed Assets

Item	£k
Leasehold Properties	382

Fixtures & Fittings	3,788

Tangible Fixed Assets	4,170

Goodwill	7,378

Trademarks	109

Intangible Fixed Assets	7,487

Total Fixed Assets	11,657

3.3	Net Current Assets

Stock	1,417
Debtors	220
Sundry Debtors & Prepayments	355
Current Assets	1,992

Trade Creditors	(815)

Sundry Creditors and Accruals	(1,752)

Current Liabilities	(2,567)

Net Current Asset Value	575

Schedule 6 — Completion arrangements
1	Vendor’s obligations at Completion

1.1	Board meetings
At Completion the Vendor shall procure that a board meeting of each of the Company and the Subsidiary is duly convened and held at which valid resolutions are passed to:
(a)	(in the case of the Company only) approve the transfer referred to in paragraph 1.1(d) below for entry in the statutory books of the Company, subject to stamping;

(b)	(in the case of the Company only) approve the payments to be made to or by the Company under Clause 6;

(c)	appoint with effect from the end of the meeting as directors and secretary of each of the Company and the Subsidiary such persons as the Purchaser may nominate;

(d)	(in the case of the Company only) approve the entering into by the Company of the Transitional Services Agreement and the Regent Street Concession Agreement;

(e)	accept the resignations of the directors and secretary referred to in paragraph 1.2(f) below;

(f)	change the accounting reference date of each of the Company and the Subsidiary to 31 December;

(g)	change the registered office of each of the Company and the Subsidiary to St Stephens House, Arthur Road, Windsor, Berkshire SL4 1RU.
1.2	Delivery by the Vendor
At Completion the Vendor shall deliver to the Purchaser:
(a)	the Disclosure Letter duly executed by the Vendor;

(b)	the Tax Deed duly executed by the Vendor;

(c)	minutes, certified as true by the secretary of each of the Company and the Subsidiary, of the board meetings referred to in paragraph 1.1 above;

(d)	duly executed transfers of the Shares in favour of the Purchaser or its nominees together with the relevant share certificates;

(e)	any power of attorney or other authority under which any transfer referred to above has been executed in each case duly stamped and executed;

(f)	a letter in the agreed form executed as a deed from each of Alasdair Dunn, Nicholas Mather, and Katherine Anne Osborne resigning their respective offices with the Company and the Subsidiary (as appropriate) with effect from the closing of the board meeting referred to in paragraph 1.1, in each case stating that the person concerned has no claim against the Company or the Subsidiary (as appropriate) for breach of contract, compensation for loss of office, redundancy or on any other account whatsoever;

(g)	the statutory books and registers up to date immediately prior to Completion, certificate(s) of incorporation and of incorporation on change of name and the common seal of each of the Company and the Subsidiary;

(h)	the Regent Street Concession Agreement duly executed by the Vendor and the Company;

(i)	the Property Documents;

(j)	an undertaking from the Vendor’s Solicitors to the Purchaser to deliver executed discharges in a form acceptable to the Purchaser (acting reasonably) of the Vendor Charges and the Company Charges;

(k)	save as otherwise agreed by the Purchaser, any and all books, records, journals, ledgers, accounts, agreements and other documents (including, in the case of any such which are kept or maintained on computer or otherwise electronically, such printouts, disks, tapes and other copies as the Purchaser may require) of the Company together with such information and things as the Purchaser will need to access any of the foregoing provided that the Vendor shall be entitled for a period of 14 days following Completion to retain such accounting records as it deems reasonably necessary to enable it and its Accountants to prepare the Completion Accounts but only on the basis that the Purchaser and its Accountants are promptly provided with access to all such retained records and afforded all such reasonable assistance, including the provision of photocopies of the relevant records, as they may reasonably request;

(l)	a copy, certified as correct by the secretary of the Vendor, of a minute of the board of directors of the Vendor approving the transaction hereby contemplated and authorising the signature, execution and completion (as appropriate) of this Agreement and the documents ancillary to this Agreement;

(m)	a power of attorney in the agreed form authorising the Purchaser to exercise all the Vendor’s rights as a shareholder of the Company until registration of the transfer of the Shares to the Purchaser; and

(n)	the Transitional Services Agreement duly executed by the Vendor and the Company.
2	Purchaser’s obligations at Completion

2.1	Consideration
     The Purchaser shall pay the sum of £15,000,000 (fifteen million pounds sterling) to the Vendor’s Solicitors Client Account by telegraphic transfer by way of the Consideration payable on Completion pursuant to Clause 3 (and the receipt of the Vendor’s solicitors shall be a complete discharge of the Purchaser who shall not be required to enquire as to the distribution of that amount).
2.2	Delivery by the Purchaser
     At Completion the Purchaser shall deliver to the Vendor:
(a)	a copy, certified as correct by an authorised officer of the Purchaser, of a resolution of the board of directors of the Purchaser approving the transaction hereby contemplated and authorising the signature, execution and completion (as appropriate) of this Agreement and the documents ancillary to this Agreement;

(b)	the Disclosure Letter duly executed by the Purchaser;

(c)	the Tax Deed duly executed by the Purchaser;

(d)	the Transitional Services Agreement duly executed by the Purchaser; and

(e)	the Regent Street Concession Agreement duly executed by the Purchaser.

/s/ Nick L. Mather
Signed by	)
for and on behalf of	)
The Hamleys Group Limited	)

/s/ Maxine Clark
Signed by	)
for and on behalf of	)
Build-A-Bear Workshop UK	)
Holdings Limited	)

/s/ Alasdair R. Dunn
Signed by	)
for and on behalf of	)
The Bear Factory Limited	)